Exhibit 3.1

CERTIFICATE OF CONVERSION TO CORPORATION

OF

KAYNE ANDERSON BDC, LLC,

a Delaware limited liability company

TO

KAYNE ANDERSON BDC, INC.,

a Delaware corporation

This Certificate of Conversion to Corporation, dated as of February 2, 2021 is being duly executed and filed by Kayne Anderson BDC, LLC, a Delaware limited liability company (the “LLC”), to convert the LLC to Kayne Anderson BDC, Inc., a Delaware corporation (the “Corporation”), under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) and the General Corporation Law of the State of Delaware (8 Del. C. § 101, et seq.).

1. The LLC was first formed on May 10, 2018. The LLC was first formed under the laws of the State of Delaware and was a limited liability company under the laws of the State of Delaware immediately prior to the filing of this Certificate of Conversion to Corporation.

2. The name and type of entity of the LLC immediately prior to the filing of this Certificate of Conversion to Corporation was Kayne Anderson BDC, LLC, a Delaware limited liability company.

3. The name of the Corporation as set forth in its certificate of incorporation filed in accordance with Section 265(b) of the General Corporation Law of the State of Delaware is Kayne Anderson BDC, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion to Corporation as of the date first-above written.

Kayne Anderson BDC, LLC,

By:	/s/ Terry A. Hart
Name: Terry A. Hart
Title: Chief Financial Officer and Treasurer